UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2024

BLUE OWL TECHNOLOGY INCOME CORP.

(Exact name of Registrant as Specified in Its Charter)

Maryland	814-01445	87-1346173
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 419-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 - Entry into a Material Definitive Agreement.

On January 9, 2024 (the “Closing Date”), Tech Income Funding III LLC (“Tech Income Funding III”), a Delaware limited liability company and a newly formed subsidiary of Blue Owl Technology Income Corp., a Maryland corporation (the “Company” or “us”) entered into a Credit Agreement (the “Secured Credit Facility”), with Tech Income Funding III, as borrower, Société Générale, as administrative agent, State Street Bank and Trust Company, as collateral agent, collateral administrator and custodian, Alter Domus (US) LLC, as document custodian, and the lenders party thereto.

From time to time, the Company expects to sell and contribute certain investments to Tech Income Funding III pursuant to a Sale and Contribution Agreement by and between the Company and Tech Income Funding III. No gain or loss will be recognized as a result of the contribution. Proceeds from the Secured Credit Facility will be used to finance the origination and acquisition of eligible assets by Tech Income Funding III, including the purchase of such assets from the Company. The Company retains a residual interest in assets contributed to or acquired by Tech Income Funding III through its ownership of Tech Income Funding III. The initial maximum principal amount which may be borrowed under the Credit Facility is $550 million; the availability of this amount is subject to a borrowing base test, which is based on the value of Tech Income Funding III’s assets from time to time, and satisfaction of certain conditions, including coverage tests, collateral quality tests, a lender advance rate test and certain concentration limits.

The Secured Credit Facility provides for the ability to draw term loans and to draw and redraw revolving loans under the Secured Credit Facility for a period of up to two years after the Closing Date. Unless otherwise terminated, the Secured Credit Facility will mature on January 9, 2034 (the “Stated Maturity”). Prior to the Stated Maturity, proceeds received by Tech Income Funding III from principal and interest, dividends, or fees on assets must be used to pay fees, expenses and interest on outstanding borrowings, and the excess may be returned to the Company, subject to certain conditions. On the Stated Maturity, Tech Income Funding III must pay in full all outstanding fees and expenses and all principal and interest on outstanding borrowings, and the excess may be returned to the Company. The credit facility may be permanently reduced, in whole or in part, at the option of Tech Income Funding III subject to payment of a premium for a period of one year.

Amounts drawn bear interest at a reference rate (initially SOFR) plus a spread of 3.05%, and the aggregate term commitment and revolving commitment are subject to a minimum utilization amount. The undrawn amount of the aggregate term commitment and revolving commitment not subject to such spread payment is subject to an undrawn fee of 0.25% per annum for the first three months, and 0.50% per annum thereafter; provided that after twelve months, if the drawn amount is less than or equal to 67.5% of the aggregate term commitment and revolving commitment, then the portion of the undrawn amount constituting the positive difference between the drawn amount and 67.5% of the aggregate term commitment and revolving commitment is subject to an undrawn fee of 1.50% per annum. Certain additional fees are payable to Société Générale as administrative agent.

The Secured Credit Facility contains customary covenants, including certain maintenance covenants, and events of default. The Secured Credit Facility is secured by a perfected first priority security interest in the assets of Tech Income Funding III and on any payments received by Tech Income Funding III in respect of those assets. Assets pledged to the lenders will not be available to pay the debts of the Company.

Borrowings of Tech Income Funding III are considered the Company’s borrowings for purposes of complying with the asset coverage requirements under the 1940 Act.

The description above is only a summary of the material provisions of the Secured Credit Facility and is qualified in its entirety by reference to the agreements which are filed as Exhibits 10.1 and 10.2 to this current report on Form 8-K and are incorporated herein by reference.

Item 2.03 - Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Credit Agreement, dated January 9, 2024, among Tech Income Funding III LLC, as Borrower, the Lenders parties thereto, Société Générale, as Administrative Agent, State Street Bank and Trust Company, as Collateral Agent, Collateral Administrator and Custodian, and Alter Domus (US) LLC, as Document Custodian.

10.2	Sale and Contribution Agreement, dated as of January 9, 2024, between Blue Owl Technology Income Corp., as Seller and Tech Income Funding III LLC, as Purchaser.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Blue Owl Technology Income Corp.

Dated: January 12, 2024	By:	/s/ Bryan Cole
	Name:	Bryan Cole
	Title:	Chief Financial Officer and Chief Operating Officer